================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

      PURSUANT TO SECTION 13 OR 15d OF THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported) July 16, 2004
--------------------------------------------------------------------------------


                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its chapter)




           Delaware                                          1-14659                                   51-0328154
------------------------------------------------------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)        (Commission File Number)            (IRS Employer Identification Number)




                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                               Wilmington, Delaware                  19890
--------------------------------------------------------------------------------
                     (Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code:  (302) 651-1000

--------------------------------------------------------------------------------
         (Former names or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

The press release of Wilmington Trust Corporation reporting its results of operations and financial condition for the second quarter and of 2004 is attached hereto as Exhibit A and is being furnished pursuant to Item 12 of Form 8-K.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     WILMINGTON TRUST CORPORATION




Dated:  July 16, 2004
                                     By:      /s/ David R. Gibson
                                     -------------------------------------------
                                     Name:  David R. Gibson,
                                     Title: Executive Vice President and
                                            Chief Financial Officer
                                            (Authorized Officer and Principal
                                            Financial Officer)

                                    EXHIBIT A

WILMINGTON TRUST                                    Wilmington Trust Corporation
                                                    Rodney Square North
                                                    1100 North Market Street
                                                    Wilmington, DE 19890-0001


FOR IMMEDIATE RELEASE

WILMINGTON TRUST REPORTS 10% EARNINGS INCREASE

Wilmington, Del., July 16, 2004 - Wilmington Trust Corporation (NYSE: WL) today reported second quarter 2004 earnings per share of $0.54 on a diluted basis. Net income was $36.5 million. These were increases of 10.2% and 12.0%, respectively, from the year-ago second quarter.

"For the 2004 second quarter, we recorded double-digit increases in advisory business income, the 13th consecutive quarter of loan growth, and net charge-offs that were among the lowest in our company's history," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "We had less-than-expected compression in the net interest margin, which was 3.52%, and expense growth was moderate."

Combined assets under management at Wilmington Trust and affiliate money managers Cramer Rosenthal McGlynn and Roxbury Capital Management were $32.9 billion at June 30, 2004. In comparison, combined assets were $29.8 billion at June 30, 2003, and $32.7 billion at March 31, 2004.

In a reflection of continued growth in net income and stockholders' equity, the Board of Directors declared a regular quarterly cash dividend of $0.285 per share, which was 5.5% more than the $0.27 per share declared in the year-ago second quarter. The quarterly dividend is payable on August 16, 2004, to stockholders of record on August 2, 2004.

Second quarter 2004 results, on an annualized basis, generated a return on average assets of 1.63% and a return on average stockholders' equity of 17.82%. In comparison, the 2003 second quarter annualized returns were 1.53% and 17.04%, respectively.

ADVISORY INCOME RISES 18%

Income from the advisory businesses for the 2004 second quarter totaled $58.5 million, which was 18.2% higher than for the year-ago second quarter. Total advisory business income accounted for 42.0% of the 2004 second quarter's total net interest and noninterest income. The comparable percentages were 38.9% for the year-ago second quarter and 43.1% for the 2004 first quarter.

The year-over-year increases in advisory income and their percentage contribution to total net interest and noninterest income were due to double-digit growth in the Wealth Advisory Services and Corporate Client Services businesses, and improved results from the affiliate money managers.

On a linked-quarter basis, the slight decline in the percentage contribution from the advisory businesses reflected lower Wealth Advisory and other noninterest income opposite higher net interest income.

Other noninterest income was lower for the 2004 second quarter on both a year-ago-and linked-quarter basis, due primarily to a decline in letter of credit fees and losses recorded for various community housing projects related to Community Reinvestment Act initiatives.

At June 30, 2004, assets under management at Wilmington Trust were $24.2 billion, equal to the amount at March 31, 2004. At June 30, 2003, Wilmington Trust's assets under management were $22.7 billion. Changes in assets under management reflected trust distributions and terminations as well as new business acquisition and movements in financial markets.

WEALTH ADVISORY INCOME RISES 13%

Second quarter 2004 income from the Wealth Advisory Services business was $37.4 million. Compared to the year-ago second quarter, this was an increase of 13.0%. New business development, demand for financial and estate planning services, and market appreciation contributed to the growth.

Income from trust and investment advisory services accounted for most of the year-over-year increase. Income from these services rose 15.9% from the year-ago second quarter to $26.9 million. Fees for these services are tied to asset valuations. Approximately 75% of these fees are associated with equity market valuations, with the remainder reflecting the value of fixed income instruments.

Income from wealth management planning and other services in which the company specializes was $5.6 million for the 2004 second quarter. This was a 30.2% increase from the year-ago second quarter. Fees for these services are based on the complexity and type of service provided, not on asset valuations.

On a linked-quarter basis, second quarter 2004 Wealth Advisory income fell
$2.3 million, or 5.8%, from the amount recorded for the 2004 first quarter. This decline occurred because income from planning and other services was $2.0 million less for the second quarter than for the first. It is not unusual for income from planning and other services to fluctuate from period to period, because this revenue reflects client demand at any given point in time.

Mutual fund service fees in the Wealth Advisory business were $4.9 million for the 2004 second quarter. This was a decline of $700,000 from the year-ago second quarter and $300,000 from the 2004 first quarter. The downward trend reflected increasing client demand for investments that generate higher returns. Approximately 95% of

Wealth Advisory mutual fund fees are tied to money market mutual funds, and do not reflect equity market movements.

CORPORATE CLIENT SERVICES BREAKS PREVIOUS SECOND QUARTER RECORD

Income from the Corporate Client Services business for the 2004 second quarter was $18.4 million, which was 11.5% higher than for the year-ago second quarter. All components of the Corporate Client Services business contributed to the year-over-year growth.

Income from trust and administrative activities that support the capital markets industry was $8.3 million for the 2004 second quarter, up 9.2% from the year-ago second quarter. Market demand for trust-preferred securities issues and asset-backed securitizations was strong.

Income from administrative services that support legal entities in preferred jurisdictions was $5.4 million for the 2004 second quarter, which was a 1.9% increase from the year-ago second quarter. Demand for U.S.-based entities was stronger than in recent periods, as the adoption of new regulatory and accounting standards led to a resumption of activity in the entity management industry.

Income from trust services that support retirement plans was $3.2 million for the 2004 second quarter, which was 39.1% higher than for the year-ago second quarter. While market appreciation contributed to the growth, the year-over-year increase also reflected demand for experienced and trusted service providers in the wake of turmoil in the mutual fund settlement industry.

The retirement services business specializes in acting as trustee for defined contribution retirement plans, such as 401(k) plans. Compared to the year-ago second quarter, fees from new business associated with defined contribution plans doubled and the number of new accounts quintupled.

Income from Corporate Client cash management services that are provided in conjunction with trust and entity management services was $1.5 million for the 2004 second quarter, which was 15.4% higher than for the year-ago second quarter. Client activity accounted for the majority of this increase.

On a linked-quarter basis, total Corporate Client Services income for the 2004 second quarter was 2.8% higher than for the 2004 first quarter. Linked-quarter increases in capital markets and retirement services income were offset by linked-quarter decreases in income from entity management and cash management services.

Services provided by the Corporate Client business are performed on a fee-for-service basis that is priced according to the complexity of the services provided, and most are performed under multiyear contracts. In the 2004 second quarter, approximately 26% of Corporate Client income was tied to asset valuations, which was the same percentage as for the 2004 first quarter. For the year-ago second quarter, approximately 22% of Corporate Client income was tied to asset valuations. Corporate Client income that is derived from asset valuations is associated primarily with retirement plan assets for which the company serves as trustee, and cash management services that are provided in conjunction with trust or entity management services.

ASSETS UNDER MANAGEMENT AT CRAMER ROSENTHAL MCGLYNN REACH RECORD HIGH

At value-style affiliate money manager Cramer Rosenthal McGlynn (CRM), assets under management at June 30, 2004, were $5.5 billion. This was the highest amount in the firm's history. On a percentage basis, managed assets at June 30, 2004, were 44.7% more than the $3.8 billion reported at June 30, 2003, and 7.8% more than the $5.1 billion reported at March 31, 2004.

Income from CRM for the 2004 second quarter was $2.5 million, which was more than double the year-ago second quarter income of $1.1 million. On a linked-quarter basis, it was 19% above the 2004 first quarter income of $2.1 million.

PROFITABILITY CONTINUES AT ROXBURY CAPITAL MANAGEMENT

Income from growth-style affiliate Roxbury Capital Management (RCM) reflected the firm's return to profitability. Income from RCM for the 2004 second quarter was $200,000. In comparison, in the year-ago second quarter, a loss of $1.2 million was recorded from RCM. On a linked-quarter basis, income from RCM for the 2004 second quarter was equal to the amount recorded for the 2004 first quarter.

At June 30, 2004, RCM's managed assets totaled $3.2 billion. This was slightly less than the $3.3 billion recorded at June 30, 2003, and the $3.4 billion recorded at March 31, 2004. RCM continued to attract new assets to its small capitalization product, but not to an extent sufficient to offset the level of lost business.

NET INTEREST MARGIN STABILIZES

The net interest margin for the 2004 second quarter was 3.52%. This was 1 basis point lower than the 2004 first quarter margin of 3.53% and 10 basis points lower than the year-ago second quarter margin of 3.62%.

Compared to the year-ago second quarter, the average yield on total earning assets was 41 basis points lower, while the average cost of funds fell only 31 basis points. Compared to the 2004 first quarter, the average yield on total earnings assets was 1 basis point lower, while the average cost of funds remained the same.

The pace of consecutive year-over-year declines in the net interest margin slowed in the 2004 second quarter, as the end of June 2004 marked the completion of a full 12-month cycle without a change in market interest rates. The Corporation raised its prime lending rate (the rate at which it lends to its most credit-worthy clients) to 4.25% on June 30, 2004, following the Federal Reserve Board's interest rate increase.

Investment portfolio balances for the 2004 second quarter, on average, were $1.86 billion. This was an increase of $63.8 million from the year-ago second quarter, and a decrease of $39.5 million from the 2004 first quarter.

At June 30, 2004, the average life of the portfolio was 6.67 years and the duration was 3.07. In comparison, at March 31, 2004, the average life was 5.25 years and the duration was 2.37. The increases in average life and duration reflected the rising interest rate environment. On a percentage basis, the composition of the assets within the investment portfolio remained relatively unchanged.

LOAN BALANCES RISE FOR 13TH CONSECUTIVE QUARTER

The strength of the economy throughout the Delaware Valley region, in which the Regional Banking business is concentrated, helped propel second quarter 2004 loan balances to $6.42 billion, on average. This was 6.3% higher than for the year-ago second quarter, and was achieved opposite a 24.0% decline in residential mortgage balances, on average, for the same period. Residential mortgage balances decreased due to prepayments, refinancings, and the company's ongoing practice of selling new production into the secondary market.

On a linked-quarter basis, total loan balances, on average, were 1.8% higher than for the 2004 first quarter. Loan balances, on average, have risen successively for each quarter since the second quarter of 2001. Factors in this growth trend include a focus on banking relationships with family-owned or closely held businesses with annual sales of up to $250 million, and the broad diversification of the Delaware Valley regional economy.

In Delaware, the unemployment rate of 3.7% remained well below the national rate of 5.6%. The housing market continued to expand and was especially strong in the state's southern counties and beach resorts, due to an influx of people who are choosing to relocate to Delaware because of the state's mid-Atlantic location and favorable tax climate. U.S. Census Bureau statistics list Delaware as the fifth most popular state in the nation for attracting residents age 65 or older.

Southeastern Pennsylvania's economic environment also remained healthy. The Pennsylvania Leading Economic Index, which is constructed by the Federal Reserve Bank of Philadelphia, rose from 2.5 in April 2004 to 3.7 in May 2004 and signaled growth through the beginning of next year. In addition, the June issue of the Philadelphia Federal Reserve's "Business Outlook Survey" reported expansion in the region's manufacturing sector and positive employment indicators.

In the commercial banking business, which the company conducts throughout the Delaware Valley region, commercial loan balances, on average, were $4.27 billion for the 2004 second quarter. This was 11.2% higher than for the year-ago second quarter and 2.7% higher than for the 2004 first quarter. Both year-over-year and linked-quarter increases were recorded in traditional commercial and industrial (C and I), commercial real estate and construction (CRE), and commercial mortgage balances, on average.

The Delaware market and the southeastern Pennsylvania market each generated approximately 40% of the year-over-year growth in commercial loans. Wilmington Trust holds the leading market share in Delaware, and continues to gain market share throughout southeastern Pennsylvania.

The increases in C and I loans were fueled by automobile floor plan loans, as dealers borrowed to support inventory needs for the traditionally strong summer selling season. In addition, the rising cost of metal, particularly steel, led to higher borrowing levels in the construction-related and light manufacturing sectors.

The strength of the housing market in Delaware contributed much of the growth in CRE loans. In a reflection of the pace of housing demand, the Delaware Electric Cooperative reported in June 2004 that it had added nearly 8,000 new customers from 2001 to 2003 in southern Delaware, and that it expected to add another 4,000 by the end of 2004. The Delaware Electric Cooperative is the state's second largest electric utility.

The growth in commercial mortgage balances was generated primarily by activity in southern Delaware and on Maryland's Eastern Shore across a range of residential, retail, agricultural, and hotel projects.

In the retail banking business, which is conducted primarily in the state of Delaware, retail loan balances for the 2004 second quarter were $2.15 billion, on average. This was 2.1% lower than for the year-ago second quarter, and equal to the 2004 first quarter amount. Within the retail loan portfolio, increases in consumer lending were offset by the decreases in residential mortgage balances.

Consumer loan balances for the 2004 second quarter were $1.10 billion, on average. This was 6.4% higher than for the year-ago second quarter, and 2.5% higher than for the 2004 first quarter. Indirect auto loans and home equity lines of credit were higher on both a year-over-year and linked-quarter basis. These increases reflected a renewed focus on the indirect auto lending market in Delaware as well as marketing efforts targeted to home equity loans.

Core deposit balances for the 2004 second quarter were $4.49 billion, on average. This was an increase of 4.7% from the year-ago second quarter, and an increase of 2.1% from the 2004 first quarter.

Balances, on average, for core noninterest-bearing demand, interest-bearing demand, and savings deposits rose on a year-over-year as well as a linked-quarter basis. These increases reflected the results of a targeted campaign to grow deposits, and the tendency of clients to hold their funds in short-term liquid accounts in anticipation of future higher-yielding opportunities. Accordingly, core certificate of deposit balances declined.

Changes in core deposit balances, on average, illustrate trends in the retail banking business. Changes in other deposits and short-term borrowings reflect funding strategies employed to support loan growth.

CREDIT QUALITY REMAINS STABLE

The stability of the company's credit portfolio was reinforced during the 2004 second quarter by further improvements in the major indicators of credit quality. The net charge-off ratio, which management regards as the primary measure of credit quality, was among the lowest in the company's 101-year history. The percentage of loans rated "pass" by the company's internal risk rating analysis was higher on both a year-ago and linked-quarter basis, and exceeded 96% for the first time since at least 1994.

The net charge-off ratio was 3 basis points for the 2004 second quarter. This was 4 basis points lower than for both the year-ago second quarter and the 2004 first quarter. On an annualized basis, the 2004 net charge-off ratio was 20 basis points. At this time last year, the annualized net charge-off ratio was 28 basis points; for the full-year 2003 it was 27 basis points.

Net charge-offs totaled $1.9 million for the 2004 second quarter. This was $2.5 million less than for the year-ago second quarter and $2.3 million less than for the 2004 first quarter.

Nonaccruing loans totaled $41.8 million at June 30, 2004. This was $18.6 million lower than at the 2003 second quarter period-end. This decline reflected a combination of pay-downs and charge-offs that were recorded in 2003.

Compared to the 2004 first quarter, nonaccruing loans rose $1.2 million. This amount was associated with a single client in the construction industry.

Other real estate owned (OREO) decreased for the fifth consecutive quarter. This was due to the successful workout over the course of the past 12 months of a Maryland beach resort residential project that first was classified as OREO in December 2002.

Loans past due 90 days or more totaled $5.0 million at June 30, 2004. This was $2.1 million lower than at the same period-end a year ago, and $1.2 million lower than at March 31, 2004.

Recoveries were higher by $900,000 at June 30, 2004, than at June 30, 2003. The increase was associated primarily with a previously charged-off loan to a client in the construction industry.

As loan balances continued to grow, the reserve for loan losses increased from both the prior and year-ago period-ends. The provision for loan losses decreased from both the year-ago second quarter and 2004 first quarter, in a reflection of continued stability in credit quality and the low level of net charge-offs.

The loan loss reserve ratio at June 30, 2004, was 1.43%. This was unchanged from March 31, 2004, and a decrease of 1 basis point from the year-ago period-end.

At June 30, 2004, 96.24% of loans outstanding were rated "pass" by the company's internal risk rating analysis. This was a larger percentage on both a year-ago- and linked-quarter basis. The percentage of loans rated pass has been higher than 92% since 1998 and higher than 95% since 2000.

The composition of assets within the loan portfolio remained relatively unchanged and well diversified across commercial and consumer lines.

EXPENSES REFLECT INVESTMENTS TO SUPPORT BUSINESS GROWTH

Noninterest expenses for the 2004 second quarter totaled $82.4 million. This was 6.9% higher than for the year-ago second quarter and slightly less than noninterest expenses for the 2004 first quarter.

The year-over-year increase reflected management's commitment to investing for future business growth, and included higher staffing levels and improved technology. At June 30, 2004, there were 2,373 full-time-equivalent (FTE) staff members. In comparison, the number of FTEs at June 30, 2003, was 2,319, and the number at March 31, 2004, was 2,340.

The primary contributors to the increase in expenses from the year-ago second quarter were:

- Salaries and wages, which were 3.8% higher. There were 54 more full-time equivalent staff members at the end of the 2004 second quarter.

- Incentives and bonuses, which rose 48.8% and reflected higher sales levels in all businesses.

- Employment benefits, which increased 12.4% due to higher health insurance and pension costs.

- Furniture, equipment, and supplies, which increased 6.8% due primarily to higher depreciation costs associated with the upgrade of the company-wide desktop operating system. In addition, one month of the expense associated with the new trust accounting system was recorded during the 2004 second quarter. Conversion to the new system, which is operated by a third party, was completed during the period.

- Servicing and consulting fees, which rose 28.2%. Higher costs associated with third-party investment advisors used in the open-architecture investment counseling service accounted for the majority of this increase.

- Travel, entertainment, and training expense, which was 21.1% higher. Contributing to this increase were training associated with the desktop operating system upgrade, other internal training, and client entertainment.

Other operating expense declined 13.0% on a year-over-year basis, as lower legal costs offset higher audit-related expenses.

On a linked-quarter basis, total noninterest expenses for the 2004 second quarter were slightly lower than for the 2004 first quarter. This occurred primarily because certain sales-related incentives and associated employment benefits expenses declined, offsetting the linked-quarter increase in advertising.

SHARE BUYBACK CONTINUES

During the 2004 second quarter, the company bought back 219,518 shares of its stock at an average price of $35.44. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 504,790.

OUTLOOK FOR THE THIRD QUARTER/REMAINDER OF 2004

Commenting on the outlook for the remainder of 2004, Cecala said:

- "It appears that the economy is recovering strongly. If the momentum continues, we anticipate double-digit growth in fee-based revenue and loan growth to continue in the 6% to 7% range.

- "The current loan loss provision reflects net charge-offs that are at historic lows. Future provisions may be higher than the amount recorded during the second quarter.

- "In our Wealth Advisory business, we expect continued fluctuations in income from the services for which fees are not related to asset valuations.

- "Our Corporate Client Services business could be negatively affected by the move in Congress to eliminate certain tax benefits associated with capital markets leasing transactions. Many clients are postponing projects that could be affected until the corporate tax bill is passed and its provisions are finalized.

- "The Federal Reserve Board's interest rate increase at the end of June will have a positive effect on our net interest margin.

- "We anticipate that loan growth will contribute to additional compression in the margin between now and the end of the year, but the margin probably won't decline as much as we had previously predicted.

- "We now expect the margin to be in the 3.52% to 3.48% range for the remainder of the year.

- "Expenses in the third and fourth quarter will reflect approximately $1 million per quarter in costs associated with the outsourcing of the trust accounting system. The conversion to the new system was completed at the end of May and the 2004 second quarter included only one month of the related expense.

- "We expect to see some offsetting reductions in the use of contract programmers, but staff members are being redeployed internally to support other technology initiatives.

- "The increase in expenses for the second half of 2004 also will reflect costs associated with meeting the requirements of Section 404 of the Sarbanes-Oxley Act.

- "For the 2004 third quarter, we expect total noninterest expenses to be in the $84 million to $87 million range."

CONFERENCE CALL TODAY

Management will discuss 2004 first quarter results and the outlook for the remainder of the year in a conference call today at 10:00 a.m. (EDT). To access the call, dial 800-475-2151. Supporting materials, financial statements, and simultaneous streaming of the conference call audio will be available online at wilmingtontrust.com.

A rebroadcast of the call will be available from 12:00 noon (EDT) today until 5:00 p.m. (EDT) on Friday, July 23, by calling 877-519-4471 and using PIN number 4781305. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN number.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses, and are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, celebrated its 100th anniversary in 2003 and today is the 15th largest personal trust provider in the United States. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan. For more information, visit www.wilmingtontrust.com.

                                     # # #

CONTACTS

Investors and analysts:                         News media:

Ellen J. Roberts                                Bill Benintende
Investor Relations                              Public Relations
(302) 651-8069                                  (302) 651-8268
eroberts@wilmingtontrust.com                    wbenintende@wilmingtontrust.com

                                     # # #

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2004

                                INCOME STATEMENT

                                                                                  Three Months Ended
                                                -----------------------------------------------------------------------------
                                                                                                           % Change From:
                                                                                                         --------------------
                                                June 30,    Mar. 31,    Dec. 31,    Sept. 30,  June 30,    Prior     Prior
(in millions, except per share amounts)           2004         2004       2003        2003       2003     Quarter     Year
------------------------------------------      --------    --------    --------    --------- ---------  --------- ---------
Net Interest Income

     Interest income                            $  91.6     $  91.0     $  90.7     $  90.5   $  94.7      0.7      (3.3)
     Interest expense                              19.4        19.2        20.3        22.4      24.5      1.0     (20.8)
-----------------------------------------------------------------------------------------------------
         Net interest income                       72.2        71.8        70.4        68.1      70.2      0.6       2.8
     Provision for loan losses                     (3.2)       (5.5)       (5.0)       (5.7)     (5.9)   (41.8)    (45.8)
-----------------------------------------------------------------------------------------------------
         Net interest income after
            provision for loan losses              69.0        66.3        65.4        62.4      64.3      4.1       7.3
                                                -----------------------------------------------------
Noninterest Income

     Advisory fees:

         Wealth Advisory Services                  37.4        39.7        38.2        35.5      33.1     (5.8)     13.0
         Corporate Client Services                 18.4        17.9        19.5        16.4      16.5      2.8      11.5
         Cramer Rosenthal McGlynn                   2.5         2.1         2.1         1.3       1.1     19.0     127.3
         Roxbury Capital Management                 0.2         0.2          --        (0.1)     (1.2)      --        --
-----------------------------------------------------------------------------------------------------
            Advisory fees                          58.5        59.9        59.8        53.1      49.5     (2.3)     18.2
         Amortization of affiliate other
            intangibles                            (0.5)       (0.4)       (0.4)       (0.7)     (0.3)    25.0      66.7
                                                -----------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles     58.0        59.5        59.4        52.4      49.2     (2.5)     17.9
                                                -----------------------------------------------------
     Service charges on deposit accounts            8.1         8.2         8.6         8.6       7.8     (1.2)      3.8
     Other noninterest income                       4.1         5.0         5.0         5.3       6.0    (18.0)    (31.7)
     Securities gains                                --          --         0.7          --        --       --        --
-----------------------------------------------------------------------------------------------------
         Total noninterest income                  70.2        72.7        73.7        66.3      63.0     (3.4)     11.4
                                                -----------------------------------------------------
         Net interest and noninterest income      139.2       139.0       139.1       128.7     127.3      0.1       9.3
                                                -----------------------------------------------------
Noninterest Expense

     Salaries and wages                            32.4        32.4        31.6        31.5      31.2       --       3.8
     Incentives and bonuses                         6.4         8.3         7.6         5.4       4.3    (22.9)     48.8
     Employment benefits                           10.0        10.9         8.3         8.8       8.9     (8.3)     12.4
     Net occupancy                                  5.0         5.3         5.4         4.8       5.0     (5.7)       --
     Furniture, equipment, and supplies             7.8         7.6         7.1         6.6       7.3      2.6       6.8
     Other noninterest expense:
         Advertising and contributions              2.8         1.6         2.0         1.4       2.8     75.0        --
         Servicing and consulting fees              5.0         4.6         4.3         4.0       3.9      8.7      28.2
         Travel, entertainment, and training        2.3         1.7         1.7         1.8       1.9     35.3      21.1
         Originating and processing fees            2.0         2.1         2.1         2.1       1.8     (4.8)     11.1
         Other expense                              8.7         8.7         9.9         8.8      10.0       --     (13.0)
-----------------------------------------------------------------------------------------------------
            Total other noninterest expense        20.8        18.7        20.0        18.1      20.4     11.2       2.0
                                                -----------------------------------------------------
         Total noninterest expense                 82.4        83.2        80.0        75.2      77.1     (1.0)      6.9
                                                -----------------------------------------------------
         Income before income taxes and
            minority interest                      56.8        55.8        59.1        53.5      50.2      1.8      13.1
Applicable income taxes                            19.9        19.8        20.8        18.8      17.4      0.5      14.4
-----------------------------------------------------------------------------------------------------
         Net income before minority interest       36.9        36.0        38.3        34.7      32.8      2.5      12.5
Minority interest                                   0.4         0.3         0.3         0.3       0.2     33.3     100.0
-----------------------------------------------------------------------------------------------------
         Net income                             $  36.5     $  35.7     $  38.0     $  34.4   $  32.6      2.2      12.0
                                                =====================================================
Net income per share

     Basic                                      $  0.55      $ 0.54      $ 0.58      $ 0.52   $  0.50      1.9      10.0
     Diluted                                       0.54        0.53        0.57        0.52      0.49      1.9      10.2

Weighted average shares outstanding
  (in thousands)

     Basic                                       66,309      66,160      66,034      65,956    65,790
     Diluted                                     67,454      67,493      67,093      66,670    66,195

Net income as a percentage of:

     Average assets                                1.63%       1.61%       1.73%       1.58%     1.53%
     Average stockholders' equity                 17.82       17.69       19.08       17.64     17.04

                            WILMINGTON TRUST CORPORATION
                                 QUARTERLY SUMMARY
                  As of and for the six months ended June 30, 2004

                                  INCOME STATEMENT

                                                                            Six Months Ended
                                                           --------------------------------------------------
                                                            June 30,           June 30,                %
(in millions, except per share amounts)                       2004               2003                Change
---------------------------------------------              -----------        -----------           ---------
Net Interest Income

     Interest income                                       $    182.6         $    187.5               (2.6)
     Interest expense                                            38.6               49.0              (21.2)
----------------------------------------------------------------------------------------
         Net interest income                                    144.0              138.5                4.0
Provision for loan losses                                        (8.8)             (10.8)             (18.5)
----------------------------------------------------------------------------------------
     Net interest income after provision
         for loan losses                                        135.2              127.7                5.9
                                                           -----------------------------
Noninterest Income
     Advisory fees:
         Wealth Advisory Services                                77.0               66.7               15.4
         Corporate Client Services                               36.3               31.4               15.6
         Cramer Rosenthal McGlynn                                 4.6                1.8              155.6
         Roxbury Capital Management                               0.4               (2.1)                --
----------------------------------------------------------------------------------------
            Advisory fees                                       118.3               97.8               21.0
         Amortization of affilate other intangibles              (0.8)              (0.6)              33.3
----------------------------------------------------------------------------------------
            Advisory fees after amortization
                of affiliate other intangibles                  117.5               97.2               20.9
                                                           -----------------------------
     Service charges on deposit accounts                         16.3               15.1                7.9
     Other noninterest income                                     9.1               11.9              (23.5)
     Securities gains                                              --                 --                 --
----------------------------------------------------------------------------------------
         Total noninterest income                               142.9              124.2               15.1
                                                           -----------------------------
         Net interest and noninterest income                    278.1              251.9               10.4
                                                           -----------------------------
Noninterest Expense
     Salaries and wages                                          64.8               61.0                6.2
     Incentives and bonuses                                      14.7               13.7                7.3
     Employment benefits                                         20.9               18.5               13.0
     Net occupancy                                               10.3               10.4               (1.0)
     Furniture, equipment, and supplies                          15.4               14.7                4.8
     Other noninterest expense:
         Advertising and contributions                            4.4                4.6               (4.3)
         Servicing and consulting fees                            9.6                7.9               21.5
         Travel, entertainment, and training                      4.0                3.4               17.6
         Originating and processing fees                          4.1                3.6               13.9
         Other expense                                           17.4               18.9               (7.9)
----------------------------------------------------------------------------------------
            Total other noninterest expense                      39.5               38.4                2.9
                                                           -----------------------------
         Total noninterest expense                              165.6              156.7                5.7
                                                           -----------------------------
         Income before income taxes and
            minority interest                                   112.5               95.2               18.2
Applicable income taxes                                          39.6               32.8               20.7
----------------------------------------------------------------------------------------
         Net income before minority interest                     72.9               62.4               16.8
Minority interest                                                 0.8                0.4              100.0
----------------------------------------------------------------------------------------
         Net income                                        $     72.1         $     62.0               16.3
                                                           =============================


Net income per share
     Basic                                                 $      1.09         $     0.94              16.0
     Diluted                                                      1.07               0.94              13.8
Weighted average shares outstanding (in thousands)
     Basic                                                      66,234             65,741
     Diluted                                                    67,474             66,184
Net income as a percentage of:
     Average assets                                               1.62%              1.49%
     Average stockholders' equity                                17.73              16.52

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2004

                             STATEMENT OF CONDITION

                                                                                                                   % Change From
                                                                                                                --------------------
                                                    June 30,    Mar. 31,    Dec. 31,    Sept. 30,   June 30,      Prior      Prior
(in millions)                                         2004        2004        2003        2003        2003       Quarter      Year
--------------------------------------------        --------    --------    --------    ---------   --------    ---------   --------
Assets
Cash and due from banks                             $  402.6    $  193.5    $  210.2    $  228.5    $  214.5       108.1       87.7
                                                    --------------------------------------------------------
Federal funds sold and securities
      purchased under agreements to resell              67.5       151.5         3.8       477.7       180.9       (55.4)     (62.7)
                                                    --------------------------------------------------------
Investment securities:
      U.S. Treasury and government agencies            416.9       468.1       470.0       515.1       548.6       (10.9)     (24.0)
      Obligations of state and political
            subdivisions                                14.0        14.3        16.0        16.1        16.6        (2.1)     (15.7)

      Preferred stock                                  121.4       121.2       120.1       119.4       122.4         0.2       (0.8)
      Mortgage-backed securities                       950.1     1,038.2       979.0       883.4     1,039.1        (8.5)      (8.6)
      Other securities                                 327.8       301.5       294.3       262.5       244.2         8.7       34.2
------------------------------------------------------------------------------------------------------------
            Total investment securities              1,830.2     1,943.3     1,879.4     1,796.5     1,970.9        (5.8)      (7.1)
                                                    --------------------------------------------------------
Loans:
      Commercial, financial and agricultural         2,408.7     2,338.8     2,275.2     2,216.0     2,219.6         3.0        8.5
      Real estate-construction                         695.9       733.0       699.8       663.4       602.1        (5.1)      15.6
      Mortgage-commercial                            1,195.8     1,144.5     1,078.2     1,052.6     1,038.0         4.5       15.2
------------------------------------------------------------------------------------------------------------
            Total commercial loans                   4,300.4     4,216.3     4,053.2     3,932.0     3,859.7         2.0       11.4
                                                    --------------------------------------------------------
      Mortgage-residential                             447.6       471.9       489.6       545.9       592.3        (5.1)     (24.4)
      Consumer                                       1,132.1     1,073.7     1,077.1     1,055.5     1,037.0         5.4        9.2
      Secured with liquid collateral                   603.1       609.1       605.4       565.8       574.6        (1.0)       5.0
------------------------------------------------------------------------------------------------------------
            Total retail loans                       2,182.8     2,154.7     2,172.1     2,167.2     2,203.9         1.3       (1.0)
                                                    --------------------------------------------------------
            Total loans net of unearned income       6,483.2     6,371.0     6,225.3     6,099.2     6,063.6         1.8        6.9
Reserve for loan losses                                (92.5)      (91.2)      (89.9)      (91.2)      (87.6)        1.4        5.6
                                                    --------------------------------------------------------
            Net loans                                6,390.7     6,279.8     6,135.4     6,008.0     5,976.0         1.8        6.9
                                                    --------------------------------------------------------
Premises and equipment                                 152.5       151.4       152.3       152.0       152.1         0.7        0.3
Goodwill                                               268.4       256.0       243.2       242.8       247.3         4.8        8.5
Other intangibles                                       29.0        23.6        24.0        24.2        21.3        22.9       36.2
Other assets                                           148.7       171.3       171.9       170.2       176.2       (13.2)     (15.6)
------------------------------------------------------------------------------------------------------------
            Total assets                            $9,289.6    $9,170.4    $8,820.2    $9,099.9    $8,939.2         1.3        3.9
                                                    ========================================================
Liabilities and Stockholders' Equity
Deposits:
      Noninterest-bearing demand                    $1,207.2    $1,054.6    $1,025.5    $1,440.0    $  944.4        14.5       27.8
      Interest-bearing:
          Savings                                      373.4       379.0       369.0       364.9       368.7        (1.5)       1.3
          Interest-bearing demand                    2,296.5     2,275.4     2,364.1     2,246.9     2,302.5         0.9       (0.3)
          Certificates under $100,000                  762.7       769.3       788.3       805.6       836.7        (0.9)      (8.8)
          Local certificates $100,000 and over         155.5       137.6       130.3       129.1       125.8        13.0       23.6
------------------------------------------------------------------------------------------------------------
            Total core deposits                      4,795.3     4,615.9     4,677.2     4,986.5     4,578.1         3.9        4.7
          National certificates $100,000 and over    1,627.0     2,243.0     1,900.0     1,784.2     1,910.2       (27.5)     (14.8)
------------------------------------------------------------------------------------------------------------
            Total deposits                           6,422.3     6,858.9     6,577.2     6,770.7     6,488.3        (6.4)      (1.0)
                                                    --------------------------------------------------------
Short-term borrowings:
      Federal funds purchased and securities sold
          under agreements to repurchase             1,434.9       885.5       828.5       938.8     1,083.4        62.0       32.4
      U.S. Treasury demand                              64.1        18.6        48.3        55.6        32.5       244.6       97.2
------------------------------------------------------------------------------------------------------------
            Total short-term borrowings              1,499.0       904.1       876.8       994.4     1,115.9        65.8       34.3
                                                    --------------------------------------------------------
Other liabilities                                      142.5       152.0       158.1       140.2       133.2        (6.3)       7.0
Long-term debt                                         398.0       418.6       407.1       410.7       420.8        (4.9)      (5.4)
------------------------------------------------------------------------------------------------------------
            Total liabilities                        8,461.8     8,333.6     8,019.2     8,316.0     8,158.2         1.5        3.7
                                                    --------------------------------------------------------
Minority interest                                        1.4         1.0         0.2         0.3        (0.1)       40.0         --
Stockholders' equity                                   826.4       835.8       800.8       783.6       781.1        (1.1)       5.8
------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders'
            equity                                  $9,289.6    $9,170.4    $8,820.2    $9,099.9    $8,939.2         1.3        3.9
                                                    ========================================================

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2004

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                    % Change From
                                                          2004        2004        2003        2003        2003     ----------------
                                                         Second       First      Fourth      Third       Second     Prior    Prior
(in millions)                                            Quarter     Quarter     Quarter    Quarter      Quarter   Quarter    Year
-----------------------------------------------------   --------    --------    --------    --------    --------   -------  -------
Assets
Cash and due from banks                                 $  203.8    $  193.9    $  200.8    $  190.5    $  182.4    5.1      11.7
                                                        --------------------------------------------------------
Federal funds sold and securities
      purchased under agreements to resell                  16.3        16.8        16.2        35.6        38.4   (3.0)    (57.6)
                                                        --------------------------------------------------------
Investment securities:
      U.S. Treasury and government agencies                430.0       465.3       488.0       517.1       528.8   (7.6)    (18.7)
      Obligations of state and political subdivisions       14.2        14.7        16.1        16.2        16.6   (3.4)    (14.5)
      Preferred stock                                      119.5       120.3       118.9       120.7       120.1   (0.7)     (0.5)
      Mortgage-backed securities                           989.4     1,008.8       947.2       961.2       888.8   (1.9)     11.3
      Other securities                                     305.9       289.4       271.9       249.9       240.9    5.7      27.0
----------------------------------------------------------------------------------------------------------------
            Total investment securities                  1,859.0     1,898.5     1,842.1     1,865.1     1,795.2   (2.1)      3.6
                                                        --------------------------------------------------------
Loans:
      Commercial, financial and agricultural             2,361.1     2,325.2     2,229.1     2,202.2     2,190.8    1.5       7.8
      Real estate-construction                             735.2       725.0       687.5       624.9       590.8    1.4      24.4
      Mortgage-commercial                                1,169.2     1,103.1     1,073.6     1,039.4     1,054.6    6.0      10.9
----------------------------------------------------------------------------------------------------------------
            Total commercial loans                       4,265.5     4,153.3     3,990.2     3,866.5     3,836.2    2.7      11.2
                                                        --------------------------------------------------------
      Mortgage-residential                                 459.3       481.7       515.0       573.9       604.7   (4.7)    (24.0)
      Consumer                                           1,097.6     1,071.1     1,060.2     1,031.3     1,031.4    2.5       6.4
      Secured with liquid collateral                       597.6       602.6       601.7       583.6       565.4   (0.8)      5.7
----------------------------------------------------------------------------------------------------------------
            Total retail loans                           2,154.5     2,155.4     2,176.9     2,188.8     2,201.5     --      (2.1)
                                                        --------------------------------------------------------
            Total loans net of unearned income           6,420.0     6,308.7     6,167.1     6,055.3     6,037.7    1.8       6.3
Reserve for loan losses                                    (90.0)      (89.1)      (90.2)      (87.1)      (84.7)   1.0       6.3
----------------------------------------------------------------------------------------------------------------
            Net loans                                    6,330.0     6,219.6     6,076.9     5,968.2     5,953.0    1.8       6.3
                                                        --------------------------------------------------------
Premises and equipment                                     151.9       151.9       151.9       153.0       153.7     --      (1.2)
Goodwill                                                   256.1       243.2       242.8       247.4       245.8    5.3       4.2
Other intangibles                                           23.5        23.7        24.1        21.2        21.3   (0.8)     10.3
Other assets                                               159.4       167.5       171.0       176.7       177.6   (4.8)    (10.2)
----------------------------------------------------------------------------------------------------------------
            Total assets                                $9,000.0    $8,915.1    $8,725.8    $8,657.7    $8,567.4    1.0       5.0
                                                        ========================================================
Liabilities and Stockholders' Equity
Deposits:
      Noninterest-bearing demand                        $  890.6    $  842.0    $  868.2    $  866.8    $  796.4    5.8      11.8
      Interest-bearing:
          Savings                                          379.5       372.1       368.2       368.8       369.4    2.0       2.7
          Interest-bearing demand                        2,319.4     2,267.0     2,298.1     2,244.7     2,127.0    2.3       9.0
          Certificates under $100,000                      762.7       779.3       794.8       817.6       851.5   (2.1)    (10.4)
          Local certificates $100,000 and over             133.5       134.8       135.5       128.4       139.6   (1.0)     (4.4)
----------------------------------------------------------------------------------------------------------------
            Total core deposits                          4,485.7     4,395.2     4,464.8     4,426.3     4,283.9    2.1       4.7
          National certificates $100,000 and over        1,980.9     2,223.9     1,927.4     1,780.9     1,979.5  (10.9)      0.1
----------------------------------------------------------------------------------------------------------------
            Total deposits                               6,466.6     6,619.1     6,392.2     6,207.2     6,263.4   (2.3)      3.2
                                                        --------------------------------------------------------
Short-term borrowings:
      Federal funds purchased and securities sold
          under agreements to repurchase                 1,139.5       893.0       973.6     1,115.2       985.3   27.6      15.7
      U.S. Treasury demand                                  12.4        11.8         9.8        20.0         8.4    5.1      47.6
----------------------------------------------------------------------------------------------------------------
            Total short-term borrowings                  1,151.9       904.8       983.4     1,135.2       993.7   27.3      15.9
                                                        --------------------------------------------------------
Other liabilities                                          151.3       168.3       153.8       136.1       135.0  (10.1)     12.1
Long-term debt                                             405.3       410.8       406.1       405.4       407.9   (1.3)     (0.6)
----------------------------------------------------------------------------------------------------------------
            Total liabilities                            8,175.1     8,103.0     7,935.5     7,883.9     7,800.0    0.9       4.8
                                                        --------------------------------------------------------
Minority interest                                            1.0         0.3         0.2          --         0.1  233.3       N/M
Stockholders' equity                                       823.9       811.8       790.1       773.8       767.3    1.5       7.4
----------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders'
            equity                                      $9,000.0    $8,915.1    $8,725.8    $8,657.7    $8,567.4    1.0       5.0
                                                        ========================================================

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2004

                                      RATES

                                                      2004        2004        2003       2003         2003
                                                     Second       First      Fourth      Third       Second
YIELDS/RATES (tax-equivalent basis)                  Quarter     Quarter     Quarter    Quarter      Quarter
----------------------------------------------       -------     -------     -------    -------      -------
Earning assets:
FEDERAL FUNDS SOLD AND SECURITIES
      PURCHASED UNDER AGREEMENTS TO RESELL             1.09 %      1.01 %      1.09 %      1.12 %      1.32 %

U.S. Treasury and government agencies                  3.50        3.44        3.32        3.22        3.29
Obligations of state and political subdivisions        8.71        8.55        9.04        8.99        9.01
Preferred stock                                        7.42        7.42        7.30        7.39        7.40
Mortgage-backed securities                             3.94        4.12        4.13        3.64        4.47
Other securities                                       3.07        2.79        2.87        2.88        2.93
TOTAL INVESTMENT SECURITIES                            3.96        3.99        3.98        3.71        4.15

Commercial, financial and agricultural                 4.20        4.16        4.18        4.18        4.45
Real estate - construction                             4.46        4.42        4.37        4.37        4.56
Mortgage-commercial                                    4.76        4.82        4.90        5.08        5.47
TOTAL COMMERCIAL LOANS                                 4.40        4.38        4.41        4.45        4.75
Mortgage-residential                                   6.05        6.08        6.40        6.63        6.77
Consumer                                               5.92        6.04        6.15        6.58        6.68
Secured with liquid collateral                         2.49        2.51        2.51        2.52        2.73
TOTAL RETAIL LOANS                                     5.00        5.06        5.20        5.51        5.69
TOTAL LOANS                                            4.60        4.61        4.69        4.85        5.09
TOTAL EARNING ASSETS                                   4.45        4.46        4.52        4.56        4.86

Funds used to support earning assets
Savings                                                0.13        0.13        0.13        0.13        0.15
Interest-bearing demand                                0.37        0.37        0.37        0.39        0.45
Certificates under $100,000                            1.95        2.12        2.31        2.50        2.80
Local certificates $100,000 and over                   1.54        1.44        1.49        1.60        1.78
CORE INTEREST-BEARING DEPOSITS                         0.72        0.77        0.82        0.89        1.05
National certificates $100,000 and over                1.16        1.13        1.20        1.48        1.56
TOTAL INTEREST-BEARING DEPOSITS                        0.88        0.91        0.95        1.09        1.23

Federal funds purchased and securities sold
      under agreements to repurchase                   1.35        1.37        1.38        1.39        1.54
U.S. Treasury demand                                   0.80        0.77        0.80        0.76        1.04
TOTAL SHORT-TERM BORROWINGS                            1.34        1.37        1.37        1.38        1.54
Long-term debt                                         3.21        2.81        3.45        3.63        3.62
TOTAL INTEREST-BEARING LIABILITIES                     1.08        1.08        1.16        1.29        1.42
TOTAL FUNDS USED TO SUPPORT
      EARNING ASSETS                                   0.93        0.93        1.00        1.11        1.24
NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)             3.52        3.53        3.52        3.45        3.62

Year-to-date net interest margin                       3.52        3.53        3.60        3.60        3.68

Prime rate                                             4.00        4.00        4.00        4.00        4.25

Tax-equivalent net interest
      income (in millions)                        $    73.4   $    72.9   $    71.6   $    69.3   $    71.4
Average earning assets                              8,295.3     8,224.0     8,025.4     7,956.0     7,871.3


Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2004

                                  SUPPLEMENTAL

                                                                            Three Months Ended
                                          --------------------------------------------------------------------------------------
                                                                                                            % Change From:
                                                                                                         ----------------------
                                                                                                                        Prior
                                           June 30,    Mar. 31,    Dec. 31,    Sept. 30,   June 30,        Prior         Year
WEALTH ADVISORY SERVICES (in millions)      2004         2004        2003        2003       2003          Quarter      Quarter
--------------------------------------    ----------  ----------  ----------  ----------  ----------     ----------  ----------

Trust and investment advisory fees        $     26.9  $     26.9  $     26.3  $     24.9  $     23.2           --         15.9
Mutual fund fees                                 4.9         5.2         5.4         5.6         5.6         (5.8)       (12.5)
Other service fees                               5.6         7.6         6.5         5.0         4.3        (26.3)        30.2
----------------------------------------------------------------------------------------------------
       Total                              $     37.4  $     39.7  $     38.2  $     35.5  $     33.1         (5.8)        13.0
                                          ==========================================================

CORPORATE CLIENT SERVICES (in millions)
---------------------------------------
Capital markets services                  $      8.3  $      7.8  $     10.0  $      7.5  $      7.6          6.4          9.2
Entity management services                       5.4         5.5         5.5         5.2         5.3         (1.8)         1.9
Retirement services                              3.2         2.8         2.7         2.4         2.3         14.3         39.1
Cash management services                         1.5         1.8         1.3         1.3         1.3        (16.7)        15.4
----------------------------------------------------------------------------------------------------
       Total                              $     18.4  $     17.9  $     19.5  $     16.4  $     16.5          2.8         11.5
                                          ==========================================================


ASSETS UNDER MANAGEMENT (in billions)

Wilmington Trust                          $     24.2  $     24.2  $     24.4  $     23.6  $     22.7       (100.0)      (100.0)
Roxbury Capital Management                       3.2         3.4         3.2         3.1         3.3       (100.0)      (100.0)
Cramer Rosenthal McGlynn                         5.5         5.1         4.7         4.0         3.8       (100.0)      (100.0)
----------------------------------------------------------------------------------------------------
       Combined assets under management   $     32.9  $     32.7  $     32.3  $     30.7  $     29.8       (100.0)      (100.0)
                                          ==========================================================


Staffing (FTE)                                 2,373       2,340       2,307       2,302       2,319

CAPITAL
(in millions, except per share amounts)
---------------------------------------
Average stockholders' equity              $    823.9  $    811.8  $    790.1  $    773.8  $    767.3          1.5          7.4
Period-end primary capital                     918.9       927.0       890.7       874.8       868.7         (0.9)         5.8
Per share:
       Book value                              12.45       12.59       12.18       11.87       11.85         (1.1)         5.1
       Quarterly dividends declared            0.285        0.27        0.27        0.27        0.27          5.6          5.6
       Year-to-date dividends declared         0.555        0.27       1.065       0.795       0.525
Average stockholders' equity to assets          9.15 %      9.11 %      9.05 %      8.94 %      8.96 %
Total risk-based capital ratio                 12.55       12.75       12.45       12.15       11.90
Tier 1 risk-based capital ratio                 7.53        7.66        7.46        7.27        7.09
Tier 1 leverage capital ratio                   6.30        6.39        6.34        6.19        6.01

CREDIT QUALITY (in millions)
---------------------------------------
Period-end reserve for loan losses        $     92.5  $     91.2  $     89.9  $     91.2  $     87.6
Period-end non-performing assets:
       Nonaccrual                               41.8        40.6        45.4        50.2        60.4
       OREO                                      0.2         1.1         1.4         1.6         3.2
Period-end past due 90 days                      5.0         6.2         5.6         7.3         7.1
Period-end renegotiated loans                     --          --          --          --          --

Gross charge-offs                                3.5         5.4         7.3         3.3         5.1
Recoveries                                       1.6         1.2         0.9         1.3         0.7
Net charge-offs                                  1.9         4.2         6.4         2.0         4.4
Year-to-date net charge-offs                     6.2         4.2        16.9        10.5         8.5

Ratios:
       Period-end reserve to loans              1.43 %      1.43 %      1.44 %      1.50 %      1.44 %
       Period-end non-performing assets
             to loans                           0.65        0.65        0.75        0.85        1.05
       Period-end loans past due 90 days
             to total loans                     0.08        0.10        0.09        0.12        0.12
       Net charge-offs to average loans         0.03        0.07        0.10        0.03        0.07

INTERNAL RISK RATING
---------------------------------------
Pass                                           96.24 %     95.90 %     95.83 %     95.81 %     95.62 %
Watchlisted                                     2.19        2.64        2.58        2.53        2.60
Substandard                                     1.31        1.21        1.27        1.25        1.23
Doubtful                                        0.26        0.25        0.32        0.41        0.55